PROSPECTUS SUPPLEMENT DATED	FILED PURSUANT TO RULE

NOVEMBER 3, 2003	424(b)(3)

(To Prospectus Dated September 17, 1999)	SEC FILE NO. 333-86079

21,649,274 Shares
EQUITY OFFICE PROPERTIES TRUST
Common Shares of Beneficial Interest

      This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of up to 21,649,274 of our common shares of beneficial interest, $0.01 par value per share, including up to 20,021,720 common shares issuable upon the redemption of units of limited partnership interest in EOP Operating Limited Partnership, if and to the extent that such selling shareholders redeem their units and common shares are issued in exchange for these units. This prospectus supplement updates certain information included in our prospectus dated September 17, 1999, and should be read together with the prospectus, which is to be delivered with this prospectus supplement.

      The table set forth in the Prospectus under the caption “Selling Shareholders” is hereby supplemented as follows:

Name of Selling Shareholder	Number of Shares Owned and Offered Hereby

Megan Weinstein Howard	10,000 (1)
Alexandra L. Weinstein	14,000 (1)

(1) Represents common shares issuable upon redemption of a corresponding number of units of limited partnership interest in EOP Operating Limited Partnership.